Exhibit 99.1

[Letterhead of KPMG LLP]

Report of Independent Registered Public Accounting Firm

Citibank Omni-S Master Trust
c/o Citibank (South Dakota), National Association, as Servicer
701 East 60th Street, North
Sioux Falls, South Dakota 57117

Citi Omni-S Finance LLC, as Seller
701 East 60th Street, North
P.O. Box 6034, MC 1251, Room A
Sioux Falls, South Dakota 57117

We have examined the accompanying management's assertion that Citibank (South Dakota), National Association ("CBSD"), as Servicer, complied with Sections 6(a) and 7(a) of the Defeasance Trust Agreement Series 2002-3 relating to the Citibank Omni-S Master Trust, dated as of December 6, 2005, as amended by each Omnibus Amendment to Defeasance Trust Agreements dated as of March 24, 2006 and March 14, 2007, among CBSD, as Servicer, Citi Omni-S Finance LLC, as Seller, and The Bank of New York Mellon (formerly The Bank of New York), as Trustee, Securities Intermediary, and Paying Agent (as amended, the "Agreement"), for the year-ended December 31, 2010. We have also examined the accompanying management's assertion that the amounts disclosed within the Monthly Servicer Certificates forwarded pursuant to Section 7(a) of the Agreement were mathematically accurate. CBSD's management is responsible for the assertions. Our responsibility is to express an opinion on management's assertions based on our examination.

Our examination was conducted in accordance with attestation standards established by the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence supporting management's assertions and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.  Our examination does not provide a legal determination on CBSD's compliance with the specified requirements.

In our opinion, management's assertions referred to above are fairly stated, in all material respects, based on the aforementioned sections of the Agreement.

/s/ KPMG, LLP
New York, New York
March 25, 2011

[Letterhead of Citibank (South Dakota), N.A.]

Management Report on Citibank (South Dakota), National Association's Compliance, as Servicer, with Sections 6(a) and 7(a) of the Defeasance Trust Agreement Series 2002-3, and
Assertion over the Mathematical Accuracy of the Monthly Servicer Certificates

Management of Citibank (South Dakota), National Association ("CBSD"), as Servicer, is responsible for compliance with Sections 6(a) and 7(a) of the Defeasance Trust Agreement Series 2002-3 relating to the Citibank Omni-S Master Trust, dated as of December 6, 2005, as amended by each Omnibus Amendment to Defeasance Trust Agreements dated as of March 24, 2006 and March 14, 2007, among CBSD, as Servicer, Citi Omni-S Finance LLC, as Seller, and The Bank of New York Mellon (formerly The Bank of New York), as Trustee, Securities Intermediary, and Paying Agent (as amended, the "Agreement"), for the year-ended December 31, 2010. Management is also responsible for the mathematical accuracy of the amounts disclosed in the Monthly Servicer Certificates forwarded pursuant to Section 7(a) of the Agreement.

Management has performed an evaluation of CBSD's compliance with the aforementioned sections of the Agreement, as well as an evaluation of the mathematical accuracy of the amounts included in the Monthly Servicer Certificates for the year-ended December 31, 2010.  Based upon these evaluations, management believes that, for the year-ended December 31, 2010, CBSD, as Servicer, was materially in compliance with the aforementioned sections of the Agreement. Management also believes that, for the year-ended December 31, 2010, the amounts disclosed within the Monthly Servicer Certificates forwarded pursuant to Section 7(a) of the Agreement were mathematically accurate.

/s/ Kendall Stork
Kendall Stork
President

March 25, 2011